Exhibit 99.1

FOR RELEASE, Tuesday, March 24, 2026	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2026 FIRST QUARTER RESULTS
Revenues of $1.08 Billion; Diluted Earnings Per Share of $.52
Repurchased $50.0 Million of Common Stock
LOS ANGELES (March 24, 2026) — KB Home (NYSE: KBH) today reported results for its first quarter ended February 28, 2026.
“With solid traffic in our communities, we generated year-over-year net order growth in our first quarter,” said Jeffrey Mezger, Executive Chairman. “In addition, we are now achieving our targeted mix of Built to Order net orders. Our renewed focus on our core Built to Order strategy, combined with an anticipated favorable regional mix of homes delivered, as well as operating leverage from higher delivery volumes, is expected to contribute to stronger financial results in the second half of fiscal 2026.”
“Our teams continued to execute well, particularly in the critical areas of new community openings and build times. We expect to reach our peak community count for the year within the second quarter at the height of the Spring selling season, which enhances our ability to drive net orders,” said Robert McGibney, President and Chief Executive Officer. “At the same time, our ongoing success in reducing build times enables us to convert our backlog to deliveries more quickly than we have in many years.”
“Concerns surrounding the conflict in the Middle East have introduced an additional layer of uncertainty for consumers who were already working through numerous challenges. Still, we believe we are well positioned to navigate the current environment, with the distinct personalized homebuilding experience we offer, strong financial flexibility, and a disciplined, balanced approach to capital allocation,” concluded Mezger.
Three Months Ended February 28, 2026 (comparisons on a year-over-year basis)
•Revenues were down 23% to $1.08 billion.
•Homes delivered decreased 14% to 2,370.
•Average selling price was $452,100, compared to $500,700.
•Homebuilding operating income was $33.0 million, compared to $127.3 million. The homebuilding operating income margin was 3.1%, compared to 9.2%, due to a lower housing gross profit margin and higher selling, general and administrative expense ratio. Inventory-related charges totaled $2.2 million for the current quarter and $1.5 million for the year-earlier quarter.
◦The housing gross profit margin was 15.3%, compared to 20.2%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 15.5%, compared to 20.3%, primarily reflecting price reductions, higher relative land costs, product and geographic mix, and reduced operating leverage.
◦Selling, general and administrative expenses, which included $8.0 million of insurance recoveries in the current quarter, were 12.2% of housing revenues, compared to 11.0%. The year-over-year increase was mainly due to a decrease in operating leverage, partly offset by the favorable impact of the insurance recoveries.

•Financial services pretax income totaled $5.5 million, compared to $7.5 million, mostly due to lower equity in income from the Company’s mortgage banking joint venture, partially offset by higher insurance commission revenues. The mortgage banking joint venture’s results primarily reflected a lower volume of loan originations, largely resulting from fewer homes delivered.
•Net income was $33.4 million, compared to $109.6 million. Diluted earnings per share was $.52, compared to $1.49, reflecting current quarter net income, partly offset by the favorable impact of the Company’s common stock repurchases.
◦The effective tax rate was 17.1%, compared to 21.4%, mainly due to the higher relative impact of excess tax benefits from stock-based compensation resulting from the lower pretax income for the current period.
Net Orders and Backlog (comparisons on a year-over-year basis, except as noted)
•Net orders of 2,846 increased 3%. The Company’s ending backlog totaled 3,604 homes, compared to 4,436. Ending backlog value was $1.70 billion, compared to $2.20 billion.
◦Monthly net orders per community were 3.5, compared to 3.6.
◦The cancellation rate as a percentage of gross orders was 12%, compared to 16%.
•The average community count for the quarter grew 7% to 274, and the ending community count was up 8% to 276.
Balance Sheet as of February 28, 2026 (comparisons to November 30, 2025)
•The Company had total liquidity of approximately $1.20 billion, including $200.5 million of cash and cash equivalents and nearly $1.00 billion of available capacity under its unsecured revolving credit facility (“Credit Facility”), with $200.0 million of cash borrowings outstanding.
•Inventories increased slightly to $5.70 billion.
◦Investments in land and land development for the quarter decreased 38% to $567.2 million, compared to $920.3 million for the prior-year quarter, which included the purchase of two sizable parcels in our Southwest segment.
◦The Company’s lots owned or under contract decreased 2% to 63,257, of which approximately 59% were owned and 41% were under contract.
•Notes payable were $1.89 billion, compared to $1.69 billion, reflecting cash borrowings outstanding under the Credit Facility. The debt to capital ratio was 32.9%, compared to 30.3%.
•Stockholders’ equity totaled $3.86 billion, compared to $3.90 billion, primarily reflecting current quarter common stock repurchases and cash dividends, partly offset by net income for the same period.
◦In the 2026 first quarter, the Company repurchased approximately .8 million shares of its outstanding common stock at a cost of $50.0 million. As of February 28, 2026, the Company had $850.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s approximately 62.6 million outstanding shares as of February 28, 2026, book value per share of $61.53 increased 8% year over year.
Guidance
The Company is providing the following guidance for its 2026 second quarter and full year as to certain metrics:

2026 Second Quarter —
•Deliveries in the range of 2,250 to 2,450 homes.
•Housing revenues in the range of $1.05 billion to $1.15 billion.
•Housing gross profit margin in the range of 15.0% to 15.6%, assuming no inventory-related charges.
•Selling, general and administrative expenses as a percentage of revenues in the range of 12.4% to 13.0%.
•Effective tax rate of approximately 19%.
•Ending community count in the range of 265 to 275.
•Common stock repurchases in the range of $50.0 million to $100.0 million.
2026 Full Year —
•Deliveries in the range of 10,000 to 11,500 homes.
•Housing revenues in the range of $4.80 billion to $5.50 billion.
•Effective tax rate in the range of 23% to 25%.
Conference Call
The conference call to discuss the Company’s 2026 first quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 49 markets, have built over 700,000 quality homes in our nearly 70-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). In addition, such forward-looking statements may be based in whole or in part on general observations or opinions of our management, limited or anecdotal evidence and/or business or industry experience without in-depth or any particular empirical investigation, inquiry or analysis and are not intended, and do not express, factual assertions about past events. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including the greater costs associated with achieving current and expected higher standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; our obtaining adequate levels of affordable insurance for our business and our ability to cover any incurred costs, liabilities or losses that are not covered by the insurance we have procured or that are due to our deciding not to procure certain types or amounts of insurance coverage; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes, particularly homebuilders with significant unsold inventory; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; lingering economic and financial market impacts from the prolonged shutdown of the federal government’s operations in October and November 2025, and any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown) or significant portion thereof, and financial markets’ and businesses’ reactions to any such failure; potential instability associated with the regulatory and executive policies, proposals and orders of the U.S. presidential administration, including any directed at our operations, business practices or capital allocation strategies; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies, and the potential significant scaling back or ending of the federal conservatorship of the government-sponsored enterprises), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes and the pending expiration of such tax credits in 2026; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries, and financial markets’ and business’ reactions to any such policies; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflicts in the Middle East and in Ukraine, including those stemming from wide-ranging sanctions and other restrictions the U.S. and other countries have imposed or may further impose respectively on Iranian or Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in and responsiveness to our new home communities, products and simplified selling process and transparent pricing initiatives, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2026 and 2025
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended February 28,
	2026	2025
Total revenues	$1,077,011	$1,391,777
Homebuilding:
Revenues	$1,072,059	$1,387,041
Costs and expenses	(1,039,073)	(1,259,702)
Operating income	32,986	127,339
Interest income	1,281	2,079
Equity in income of unconsolidated joint ventures	522	2,413
Homebuilding pretax income	34,789	131,831
Financial services:
Revenues	4,952	4,736
Expenses	(1,550)	(1,539)
Equity in income of unconsolidated joint venture	2,133	4,329
Financial services pretax income	5,535	7,526
Total pretax income	40,324	139,357
Income tax expense	(6,900)	(29,800)
Net income	$33,424	$109,557
Earnings per share:
Basic	$.53	$1.52
Diluted	$.52	$1.49
Weighted average shares outstanding:
Basic	62,663	71,537
Diluted	63,730	73,012

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	February 28, 2026	November 30, 2025
Assets
Homebuilding:
Cash and cash equivalents	$200,526	$228,614
Receivables	357,010	350,636
Inventories	5,703,970	5,670,802
Investments in unconsolidated joint ventures	76,835	72,436
Property and equipment, net	104,567	101,457
Deferred tax assets, net	88,665	88,665
Other assets	113,832	107,833
	6,645,405	6,620,443
Financial services	57,432	59,809
Total assets	$6,702,837	$6,680,252

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$285,923	$351,261
Accrued expenses and other liabilities	666,720	731,946
Notes payable	1,893,258	1,692,977
	2,845,901	2,776,184
Financial services	1,929	3,210
Stockholders’ equity	3,855,007	3,900,858
Total liabilities and stockholders’ equity	$6,702,837	$6,680,252

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2026 and 2025
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended February 28,
	2026	2025
Homebuilding revenues:
Housing	$1,071,474	$1,387,041
Land	585	—
Total	$1,072,059	$1,387,041

Homebuilding costs and expenses:
Construction and land costs
Housing	$907,513	$1,107,414
Land	516	—
Subtotal	908,029	1,107,414
Selling, general and administrative expenses	131,044	152,288
Total	$1,039,073	$1,259,702

Interest expense:
Interest incurred	$28,134	$26,392
Interest capitalized	(28,134)	(26,392)
Total	$—	$—

Other information:
Amortization of previously capitalized interest	$18,857	$23,423
Depreciation and amortization	11,167	9,704

Average selling price:
West Coast	$632,700	$708,700
Southwest	476,800	461,500
Central	331,300	367,000
Southeast	359,800	400,200
Total	$452,100	$500,700

KB HOME SUPPLEMENTAL INFORMATION For the Three Months Ended February 28, 2026 and 2025 (Dollars in Thousands – Unaudited)

			Three Months Ended February 28,
			2026	2025
Homes delivered:
West Coast			710	849
Southwest			378	678
Central			675	751
Southeast			607	492
Total			2,370	2,770

Net orders:
West Coast			1,002	898
Southwest			514	545
Central			660	720
Southeast			670	609
Total			2,846	2,772

Net order value:
West Coast			$662,134	$607,179
Southwest			221,527	269,222
Central			235,600	239,725
Southeast			245,051	229,941
Total			$1,364,312	$1,346,067

	February 28, 2026		February 28, 2025
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,233	$786,497	1,260	$879,894
Southwest	603	261,772	1,001	488,714
Central	857	306,886	1,102	400,205
Southeast	911	341,035	1,073	433,120
Total	3,604	$1,696,190	4,436	$2,201,933

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended February 28,
	2026	2025
Housing revenues	$1,071,474	$1,387,041
Housing construction and land costs	(907,513)	(1,107,414)
Housing gross profits	163,961	279,627
Add: Inventory-related charges (a)	2,155	1,455
Adjusted housing gross profits	$166,116	$281,082
Housing gross profit margin	15.3%	20.2%
Adjusted housing gross profit margin	15.5%	20.3%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.